Exhibit 99.1

FOR IMMEDIATE RELEASE

SENSEONICS HOLDINGS, INC. REPORTS FOURTH QUARTER 2016 FINANCIAL RESULTS

GERMANTOWN, MD, February 23, 2017 —Senseonics Holdings, Inc. (NYSE-MKT: SENS), a medical technology company focused on the development and commercialization of Eversense®, a long-term, implantable continuous glucose monitoring (CGM) system for people with diabetes, today reported financial results for the fourth quarter and full year ended December 31, 2016.

RECENT HIGHLIGHTS & ACCOMPLISHMENTS:

•	Submitted pre-market approval (PMA) for Eversense® to the U.S. Food and Drug Administration (FDA) in October 2016
•	Presented full Precise II U.S. Pivotal Trial results at the 16th Annual Diabetes Technology Meeting in Bethesda, Maryland in November 2016
•	Expanded controlled launch of Eversense with distribution partners Rubin Medical and Roche Diabetes in Sweden, Italy and Germany
•	Expanded distribution agreements with Roche Diabetes to include additional European countries, the Middle East (excluding Israel) and Africa
•	Received CE Mark for the second generation Eversense Smart Transmitter in February 2017

“We are pleased with our clinical, regulatory and commercial achievements in 2016, the submission of our PMA to the FDA represented a major milestone for the company as we move closer to bringing the Eversense system to people with diabetes in the United States.” said Tim Goodnow, President and Chief Executive Officer of Senseonics. “In the year ahead, we look forward to continuing this momentum throughout 2017 with the completion of significant regulatory milestones in the United States and meaningful commercial sales ramp in Europe.”

FOURTH QUARTER 2016 RESULTS:

Revenue was $0.3 million for the fourth quarter of 2016, compared to no revenue in the fourth quarter of 2015.

Fourth quarter 2016 sales and marketing expenses increased $0.5 million year-over year, to $0.7 million, compared to $0.2 million for the fourth quarter of 2015. The increase in sales and marketing expenses was primarily related to investments in additional headcount in support of the expanded commercial launch of Eversense in Europe.  On a sequential quarter comparison, fourth quarter 2016 sales and marketing expenses  were slightly less compared to the third quarter of 2016.

Fourth quarter 2016 research and development expenses increased $0.8 million year-over-year, to $5.5 million, compared to $4.7 million for the fourth quarter of 2015. The increase in research and development expenses was primarily driven by product development expenses for future versions of Eversense and clinical trial costs related to the conduct of Senseonics’ U.S. pivotal trial. On a sequential quarter comparison, fourth quarter 2016 research and development expenses decreased $1.4 million, or 25%, compared to the third quarter of 2016. The primary driver behind this decrease is the completion of the U.S. pivotal trial during the fourth quarter of 2016.

Fourth quarter 2016 general and administrative expenses decreased $0.3 million, year-over-year, to $3.0 million, compared to $3.3 million for the fourth quarter of 2015. The decrease in general and administration expenses was driven primarily by a reduction in legal expenses. On a sequential quarter comparison, fourth quarter 2016 general and administrative expenses increased $0.1 million, or 4%, compared to the third quarter of 2016. The primary drivers of this increase was a $0.1 million increase in legal expense.

Net loss was $9.9 million, or $0.11 per share, in the fourth quarter of 2016, compared to $8.4 million, or $0.39 per share, in the fourth quarter of 2015. Fourth quarter 2016 net loss per share was based on 93.4 million weighted average shares outstanding, compared to 22.0 million weighted average shares outstanding in the fourth quarter of 2015.

FULL YEAR 2016 RESULTS:

Revenue for the year ended December 31, 2016 was $0.3 million, compared to no revenue in 2015.

Sales and marketing expenses for the year ended December 31, 2016 increased $1.9 million year-over year, to $2.7 million, compared to $0.8 million for 2015. The increase in sales and marketing expenses was primarily related to investments in additional headcount in support of the commercial launch of Eversense in Europe.

Research and development expenses for the year ended December 31, 2016 increased $8.0 million year-over-year, to $26.3 million, compared to $18.3 million for 2015. The increase in research and development expenses was primarily driven by product development expenses for future versions of Eversense and clinical trial costs related to the conduct of Senseonics’ U.S. pivotal trial.

General and administrative expenses for the year ended December 31, 2016 increased $3.2 million, year-over-year, to $13.0 million, compared to $9.8 million for 2015. The increase in general and administration expenses was driven primarily by an increase in personnel-related expenses of $2.3 million, in part to support Senseonics’ operations as a public company, and an increase of $0.9 million in facilities expenses related to Senseonics’ expansion.

Net loss available to common stockholders was $43.9 million, or $0.49 per share, for the year ended December 31, 2016, compared to $30.3 million, or $4.32 per share, for 2015. Net loss per share for 2016 was based on 89.2 million weighted average shares outstanding, compared to 7.0 million weighted average shares outstanding for 2015.

As of December 31, 2016, cash, cash equivalents, and marketable securities were $20.3 million and outstanding indebtedness was $19.1 million, compared to cash and cash equivalents of $3.9 million and outstanding indebtedness of $9.8 million, as of December 31, 2015.

CONFERENCE CALL AND WEBCAST INFORMATION

Company management will host a conference call at 4:30 pm (Eastern Time) today, February 23, 2017, to discuss these financial results. This conference call can be accessed live by telephone or through Senseonics’ website.

(877)344-7529	http://www.senseonics.com and select the “Investor Relations” section
Live Teleconference Information: Dial in number: (877)883-0383, PW 1720785 International dial in: (412)902-6506	Live Webcast Information: Visit http://www.senseonics.com and select the “Investor Relations” section

A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics’ first generation continuous glucose monitoring (CGM) system, Eversense®, includes a small sensor, smart transmitter and mobile application. Based on fluorescence sensing technology, the sensor is designed to be inserted subcutaneously and communicate with the smart transmitter to wirelessly transmit glucose levels to a mobile device. After insertion, the sensor is designed to continually and accurately measure glucose levels. For more information on Senseonics, please visit www.senseonics.com.

SAFE HARBOR STATEMENT

Certain statements contained in this press release, other than statements of fact that are independently verifiable at the date hereof, may constitute “forward-looking statements.” These forward-looking statements reflect Senseonics’ current views about its plans, intentions, expectations, strategies and prospects, including statements concerning the expanded commercial launch of Eversense, future regulatory filings, an increase in commercial sales in Europe and future product enhancements.  These statements are based on the information currently available to Senseonics and on assumptions Senseonics has made. Although Senseonics believes that its plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, Senseonics can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond Senseonics’ control. Other risks and uncertainties are more fully described in the section entitled “Risk Factors” in Senseonics’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 23, 2017 and its other SEC filings. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The statements made in this press release speak only as of the date stated herein, and subsequent events and developments may cause Senseonics’ expectations and beliefs to change. Unless otherwise required by applicable securities laws, Senseonics does not intend, nor does it undertake any obligation, to update or revise any forward-looking statements contained in this news release to reflect subsequent information, events, results or circumstances or otherwise.

INVESTOR CONTACT R. Don Elsey Chief Financial Officer 301.556.1602 don.elsey@senseonics.com

FINANCIAL STATEMENTS TO FOLLOW:

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$13,047	$3,939
Marketable securities	7,291	—
Accounts receivable	251	—
Inventory	477	—
Prepaid expenses and other current assets	365	1,025
Total current assets	21,431	4,964

Deposits and other assets	105	148
Property and equipment, net	735	311
Total assets	$22,271	$5,423

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,070	$1,252
Accrued expenses and other current liabilities	4,666	3,694
Note payable, current portion	3,889	2,389
Total current liabilities	11,625	7,335

Note payable, net of discount	15,177	7,430
Accrued interest	273	327
Other liabilities	73	28
Total liabilities	27,148	15,120

Stockholders’ equity (deficit):
Common stock, $0.001 par value per share; 250,000,000 shares authorized, 93,569,642 and 75,760,061 shares issued and outstanding as of December 31, 2016 and 2015	94	76
Additional paid-in capital	199,751	151,019
Accumulated deficit	(204,722)	(160,792)
Total stockholders' deficit	(4,877)	(9,697)
Total liabilities and stockholders’ equity (deficit)	$22,271	$5,423

Senseonics Holdings, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Years Ended
	December 31,
	2016	2015	2014
Revenue	$332	$38	$—
Cost of sales	660	—	—
Gross profit	(328)	38	—

Expenses:
Sales and marketing expenses	2,736	792	95
Research and development expenses	26,347	18,251	12,881
General and administrative expenses	13,022	9,807	5,726

Operating loss	(42,433)	(28,812)	(18,702)
Other income (expense), net:
Interest income	80	9	—
Interest expense	(1,602)	(1,100)	(191)
Other income	25	26	8

Net loss	(43,930)	(29,877)	(18,885)
Other comprehensive income (loss)	—	—	—
Total comprehensive loss	$(43,930)	$(29,877)	$(18,885)

Deemed dividend as a result of Series E preferred stock beneficial conversion feature	—	(407)	—
Net loss available to common stockholders	$(43,930)	$(30,284)	$(18,885)

Basic and diluted net loss per common share	$(0.49)	$(4.32)	$(9.89)
Basic and diluted weighted-average shares outstanding	89,243,853	7,002,317	1,908,587